Exhibit 99.1
NEWS
RELEASE

FOR IMMEDIATE RELEASE
CONTACT:	Chris L. Nines
(512) 434-5587
TEMPLE-INLAND INC. REPORTS THIRD QUARTER 2005 RESULTS
     AUSTIN, TEXAS, October 25, 2005—Temple-Inland Inc. today reported third quarter 2005 net income of $38 million, or $0.33 per diluted share, compared with third quarter 2004 net income of $40 million, or $0.36 per diluted share, and second quarter 2005 net income of $69 million, or $0.60 per diluted share.
     Results for third quarter 2005 include (i) an after-tax special charge of $10 million, or $0.09 per share, associated with previously-announced facility damage and timber losses due to the effects of Hurricanes Katrina and Rita; (ii) an after-tax special charge of $3 million, or $0.03 per share, associated with closures of converting facilities; (iii) an after-tax special charge of $3 million, or $0.03 per share, resulting primarily from an increase in antitrust litigation reserves; and (iv) after-tax income of $1 million, or $0.01 per share, associated with previously discontinued operations. As reflected in the table below, the total effect of these special items in third quarter 2005 is $0.14 per share.

	Third Quarter		Second Quarter
	2005	2004	2005
Net income per diluted share as reported	$0.33	$0.36	$0.60

Adjustment for special items	0.14	0.13	—

Net income per diluted share, excluding special items	$0.47	$0.49	$0.60

Average shares outstanding – diluted	114.1	113.4	115.0
     Shares and per share amounts reflect the effect of the two-for-one stock split on April 1, 2005.

Corrugated Packaging

Segment Operating Income	3rd Qtr. 2005	3rd Qtr. 2004	2nd Qtr. 2005
($ in Millions)	$15	$40	$58
     Corrugated Packaging operating income in third quarter 2005 compared with third quarter 2004 was adversely affected by lower box prices, previously-announced impact of hurricane related downtime and start-up expenses ($10 million), and increases in energy, freight and wood costs. Earnings declined in third quarter 2005 compared with second quarter 2005 due to lower box prices and shipments, impact of hurricane related expenses noted above, and higher energy costs.
     Shipments of corrugated containers, on a volume per workday basis, were up 1.2% in third quarter 2005 compared with third quarter 2004 despite the closure of one box plant since third quarter 2004. Consistent with the company’s normal seasonal patterns, shipments were down 2.2% compared with second quarter 2005. Industry shipments of corrugated containers, on a volume per workday basis, were down 1.5% in third quarter 2005 compared with third quarter 2004, but up 0.8% compared with second quarter 2005. Year-to-date shipments, on a volume per workday basis, were up 1.5% for the company, compared with a 1.4% decline for the industry.
     Average prices for corrugated containers in third quarter 2005 were down 1% compared with third quarter 2004 and down 3% compared with second quarter 2005.
Forest Products

Segment Operating Income	3rd Qtr. 2005	3rd Qtr. 2004	2nd Qtr. 2005
($ in Millions)	$64	$68	$58
     Forest Products operating income in third quarter 2005 compared with third quarter 2004 was negatively affected by higher energy, freight, chemical and fiber costs and previously-announced impact of Hurricane Rita ($1 million). Operating income improved in third quarter 2005 compared with second quarter 2005 principally due to a $5 million gain on sale of conservation timberland. Operating income for third quarter 2005 included $3 million from high-value land sales compared with $3 million in third quarter 2004 and $3 million in second quarter 2005. Average sales price per acre of high-value land in third quarter 2005 was approximately $8,000 per acre.
     Average lumber prices in third quarter 2005 were up 3% compared with third quarter 2004, but down 1% compared with second quarter 2005. Particleboard prices were down 11% compared with third quarter 2004, and down 4% compared with second quarter 2005. Medium density fiberboard (MDF) prices were down 7% compared with third quarter 2004, and essentially flat compared with second quarter 2005. Gypsum prices were up 17% compared with third quarter 2004, and up 9% compared with second quarter 2005. Shipments for lumber were down in third quarter 2005 compared with third quarter 2004 and second quarter 2005.

Shipments for particleboard were up in third quarter 2005 compared with third quarter 2004, but down compared with second quarter 2005. Excluding the Pembroke MDF facility, which was sold in second quarter 2005, shipments were up in third quarter 2005 compared with third quarter 2004 and second quarter 2005. Shipments for gypsum were up in third quarter 2005 compared with third quarter 2004 and second quarter 2005.
Financial Services

Segment Operating Income	3rd Qtr. 2005	3rd Qtr. 2004	2nd Qtr. 2005
($ in Millions)	$67	$37	$51
     Financial Services reported record operating income in third quarter 2005. The improvement in third quarter 2005 compared with third quarter 2004 was principally due to lower net non-interest expenses associated with repositioning of the mortgage origination and third-party servicing activities, which were completed in fourth quarter 2004. Operating income improved in third quarter 2005 compared with second quarter 2005 due principally to improved credit conditions.
Comments
     In announcing third quarter results, Kenneth M. Jastrow, II, chairman and chief executive officer of Temple-Inland Inc., said, “We were encouraged by our operating results in the quarter despite the impact from hurricanes and continued cost pressures. Our results reflect continued benefit from cost reduction efforts and execution of our strategy. During third quarter 2005, we repurchased 1 million shares of common stock as part of a 6 million share repurchase program announced August 2005. In second quarter 2005, we completed a 12 million share repurchase program announced in February 2005. Additionally, debt was reduced by $28 million in third quarter 2005.
     “We remain committed to increasing asset utilization in our box plant system, including the recently announced closure of converting facilities in Atlanta, GA, Louisville, KY and Newark, DE. These facilities will close by year end. Despite the closure of eight box plants since third quarter 2003, our box shipments have outpaced the industry for nine consecutive quarters.
     “We generated $7 million in additional business improvements in our corrugated packaging operation in third quarter 2005 compared with third quarter 2004. These improvements were realized even though progress was interrupted by the hurricanes. For the year, we have generated $38 million in business improvements, and remain confident in our ability to achieve our 2005 goal of $57 million.
     “Forest products markets were strong in the quarter and are currently above normal seasonal levels. We benefit from efficient, low-cost converting operations. Although Hurricane Rita resulted in some damage to our forest, long-term operating results and cash flow will not be materially affected.

     “Financial services continues to benefit from our strategy to operate with low interest rate risk. In addition, results have been positively impacted by better credit conditions and lower costs. Financial services should continue to provide strong earnings and return on investment going forward.”
     The Company will host a conference call on October 25, 2005 at 9:00 am EDT to discuss results of the third quarter. The call may also be accessed through webcast at Temple-Inland’s Internet site at www.templeinland.com. To access the conference call, listeners calling from North America should dial 1-800-901-5217 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 1-617-786-2964. The password is templeinland. Replays of the call will be available for two weeks following the completion of the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 15471900.
     Temple-Inland Inc. is a major manufacturer of corrugated packaging and forest products, with a diversified financial services operation. The Company’s 2.0 million acres of forestland are certified as managed in compliance with ISO 14001 and in accordance with the Sustainable Forestry Initiative® (SFI) program of the American Forest & Paper Association to ensure forest management is conducted in a scientifically sound and environmentally sensitive manner. Temple-Inland’s common stock (TIN) is traded on the New York Stock Exchange and the Pacific Exchange. Temple-Inland’s address on the World Wide Web is www.templeinland.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties and reflect management’s current views with respect to future events and are subject to risks and uncertainties. Factors and uncertainties that could cause our actual results to differ significantly from the results discussed in the forward-looking statements include, but are not limited to: general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by us; the availability and price of raw materials used by us; fluctuations in the cost of purchased energy; assumptions related to pension and post-retirement costs; competitive actions by other companies; changes in laws or regulations and actions or restrictions of regulatory agencies; the accuracy of certain judgments and estimates concerning our integration of acquired operations; our ability to execute certain strategic and business improvement initiatives; and other factors, many of which are beyond our control. Our actual results, performance, or achievement could differ materially from those expressed in, or implied by, these forward-looking statements, and accordingly, we can give no assurances that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. We expressly disclaim any obligation to publicly revise any forward-looking statements contained in this release to reflect the occurrence of events after the date of this release.

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)

	Third Quarter		First Nine Months
	2005	2004	2005	2004
	(Dollars in millions, except per share)
Total revenues	$1,218	$1,194	$3,676	$3,566

Income from continuing operations	$37	$39	$150	$105
Discontinued operations	1	1	2	2

Net income	$38	$40	$152	$107

Diluted earnings per share:
Income from continuing operations	$0.32	$0.35	$1.30	$0.94
Discontinued operations	0.01	0.01	0.02	0.02

Net income	$0.33	$0.36	$1.32	$0.96

Average shares outstanding – diluted	114.1	113.4	115.0	112.2

Business Segments

	Third Quarter		First Nine Months
	2005	2004	2005	2004
	(Dollars in millions)
Revenues
Corrugated packaging	$690	$689	$2,146	$2,049
Forest products	257	266	771	739
Financial services	271	239	759	778

Total revenues	$1,218	$1,194	$3,676	$3,566

Income
Corrugated packaging	$15	$40	$123	$72
Forest products	64	68	176	165
Financial services	67	37	165	149

Total segment operating income	146	145	464	386
Expenses not allocated to segments
General and administrative	(32)	(25)	(86)	(67)
Other operating income (expense)	(27)	(25)	(80)	(49)
Other non-operating income (expense)	1	—	3	(2)
Parent company interest	(27)	(31)	(82)	(97)

Income before taxes	61	64	219	171
Income taxes (expense)	(24)	(25)	(69)	(66)

Income from continuing operations	37	39	150	105
Discontinued operations	1	1	2	2

Net income	$38	$40	$152	$107

     Diluted earnings per share and average shares outstanding – diluted have been adjusted to reflect our two-for-one stock split distributed on April 1, 2005.
     In June 2005, we sold our Pembroke Canada MDF facility resulting in no gain or loss on an after-tax basis. Other operating income (expense) for second quarter 2005 and first nine months 2005 includes a $26 million pre-tax loss resulting from the sale. We also recognized a related income tax benefit of $26 million, including a one-time tax benefit of $16 million. As a result of the one-time tax benefit, our effective tax rate was 32% in first nine months 2005. Without the one-time tax benefit, our effective tax rate would have been 39% in first nine months 2005. Our effective tax rate was 39% in third quarter 2005.
     Third quarter 2005 includes $27 million for hurricane related losses, expenses and downtime, including approximately $10 million for Hurricane Katrina and $17 million for Hurricane Rita. Of the $27 million, about $16 million (principally related to facility and timber losses due to wind and water damage, employee and community assistance and other costs) is included in other operating expenses. The remaining $11 million (principally related to mill downtime and start-up expenses) is included as a reduction of segment operating income, substantially all of which applies to the corrugated packaging operation.

     As previously announced, in January 2005, we changed our method of accounting for our corrugated packaging inventories from the LIFO method to the average cost method, which approximates FIFO. As required by generally accepted accounting principles, we have retrospectively applied the average cost method to our prior period income statements and segment operating results, the effect of which is summarized as follows:

	Corrugated Packaging		Income from Continuing
	Segment Operating Income		Operations		Per Diluted Share
		Retrospective		Retrospective		Retrospective
	As Reported	Application	As Reported	Application	As Reported	Application
		(In millions, except per share)
2004
Third quarter	$42	$40	$40	$39	$0.36	$0.35
First nine months	78	72	108	105	0.97	0.94

TEMPLE-INLAND INC. AND SUBSIDIARIES
(UNAUDITED)
Revenues and unit sales of our manufacturing subsidiaries, excluding joint venture operations follows:

	Third Quarter		First Nine Months
	2005	2004	2005	2004
	(Dollars in millions)
Revenues
Corrugated Packaging
Corrugated Packaging	$666	$667	$2,072	$1,965
Linerboard	24	22	74	84

Total	$690	$689	$2,146	$2,049

Forest Products
Pine lumber (a)	$78	$79	$238	$227
Particleboard	46	47	150	139
Medium density fiberboard	15	28	72	84
Gypsum wallboard	39	30	104	81
Fiberboard	22	24	62	62
Other (a)	57	58	145	146

Total	$257	$266	$771	$739

Unit sales
Corrugated Packaging
Corrugated Packaging, thousands of tons	852	841	2,595	2,556
Linerboard, thousands of tons	79	58	211	240

Total, thousands of tons	931	899	2,806	2,796

Forest Products
Pine lumber, mbf (a)	199	205	611	613
Particleboard, msf	153	141	488	463
Medium density fiberboard, msf	32	57	155	182
Gypsum wallboard, msf	225	203	643	570
Fiberboard, msf	113	121	330	331

Supplemental Financial Information for the Parent Company and its manufacturing subsidiaries follows:

Cash Balance (at qtr. end)	$5	$15
Long-Term Debt (at qtr. end)	$1,472	$1,457
Capital Expenditures	$43	$53	$157	$117

(a)	We have reclassified prior period revenues and unit sales to conform to current period classifications.